UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is our pleasure to invite you to attend the 2022 annual meeting of shareholders of Tupperware Brands Corporation to be held on Friday, May 6, 2022, starting at 11:00 a.m (Eastern Time). In light of the COVID-19 pandemic, we have determined that the annual meeting will be held in a virtual meeting format only, via the Internet, with no physical meeting location. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/TUP.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

On behalf of the Board of Directors and Tupperware management, we thank you for your interest and support.

Sincerely,

Susan M. Cameron
Non-Executive Chair

March 22, 2022

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2022 annual meeting of shareholders of Tupperware Brands Corporation will be held on Friday, May 6, 2022, at 11:00 a.m. (Eastern Time). In light of the COVID-19 pandemic, for the safety of all of our people, including our stockholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2022 annual meeting will be held in a virtual meeting format only, via the Internet, with no physical meeting location. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/TUP. The Annual Meeting is being held for the following purposes:

1.	The election of the eleven nominees for director named in the attached proxy statement for a term expiring at the 2023 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached proxy statement.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/TUP. In order to attend, you must register in advance at www.proxydocs.com/TUP prior to the deadline of May 5, 2022 at 11:59 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be able to attend the Annual Meeting in person.

The record date for the Annual Meeting is March 14, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

Karen M. Sheehan Executive Vice President, Chief Legal Officer and Secretary

March 22, 2022

As used in this proxy statement, the terms “we”, “us”, “our”, the “Company” or “Tupperware” refer to Tupperware Brands Corporation.

Proxy Summary

This summary highlights certain information in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. Please review the complete Tupperware Brands Corporation Proxy Statement and 2021 Annual Report before you vote. A notice regarding the availability of proxy materials for the 2022 annual meeting is being mailed to shareholders on or about March 22, 2022.

2022 Annual Meeting Key Facts

Time and Date	Friday, May 6, 2022, at 11:00 a.m. (Eastern Time)
Place	Virtual Annual Meeting: Please visit www.proxydocs.com/TUP
Record Date	Close of business on March 14, 2022
Voting	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
Admission

Attendance at our virtual meeting is offered to shareholders on the record date or their proxy holders only. All shareholders will need their control number provided in their proxy card, notice or voter instruction form in order to pre-register for the meeting.

How to Vote

Shareholders of record on the Record Date are entitled to vote in the following ways:

Call 1 (855) 680-7102 (toll free) in the United States or Canada	Visit www.proxypush.com/TUP	Return a properly completed, signed and dated proxy card	Attend the Annual Meeting of Shareholders Virtually and vote your shares

Meeting Agenda Items

ITEM 1

ELECTION OF DIRECTORS

You are being asked to elect eleven (11) directors, as set forth below, to hold office until the 2023 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

Additional information about our director nominees can be found under “Election of Directors” starting on page 3.

ITEM 1 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL ELEVEN DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

ITEM 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM (SAY ON PAY)

You are being asked to approve, on an advisory basis, our executive officer compensation program as described in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosure, as provided starting on page 22 of this proxy statement. We believe that our program incentivizes and rewards our leadership for increasing shareholder value and aligns the interests of our leadership with those of our shareholders on an annual and long-term basis.

ITEM 2 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 3

RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

You are being asked to ratify our Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2022. PwC has been our auditor since 1995. The fees paid to PwC for fiscal years 2021 and 2020 are detailed on page 48 below. One or more representatives of PwC will be present at the 2022 annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

ITEM 3 RECOMMENDATION: OUR BOARD OF DIRECTORS AND AUDIT AND FINANCE COMMITTEE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

General Information

To participate in the Annual Meeting virtually via the Internet, please register in advance of the meeting at www.proxydocs.com/TUP prior to the deadline of May 5, 2022 at 11:59 p.m. (Eastern Time). You will not be able to attend the Annual Meeting in person. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials to ask questions during the meeting.

There will be technicians ready to assist shareholders with any technical difficulties they may have accessing the virtual meeting. Any shareholders who encounter any difficulties accessing the virtual meeting during check-in or during the meeting, should call the technical support number that will be posted at www.proxydocs.com/TUP.

Voting at the Meeting

The Board has fixed the close of business on March 14, 2022 as the record date for determining shareholders entitled to vote at the 2022 annual meeting. On that date there were outstanding 45,667,672 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the 2022 annual meeting will constitute a quorum for the transaction of business. In this regard, abstentions and “broker non-votes” will be included in the number of shareholders present at the 2022 annual meeting for purposes of determining the presence of a quorum.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting at the 2022 annual meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the 2022 annual meeting. The Company has appointed an officer of Equiniti Trust Company, transfer agent for the Company, as the independent inspector of election to act at the 2022 annual meeting.

For all matters to be voted upon by shareholders at the 2022 annual meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the 2022 annual meeting, excluding abstentions, which will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the 2022 annual meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on a non-routine matter. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome. The voting item to ratify the appointment of the independent registered public accounting firm is the only routine matter on which brokers who are registered shareholders owning shares on behalf of beneficial owners are permitted under stock exchange rules to cast a vote without instructions of beneficial owners.

1.    Election of Directors

Board of Directors—Nominees for Election

The size of the Company’s Board was increased to eleven (11) directors, effective as of November 1, 2021, upon the appointment of one new director, Pamela J. Harbour, who will stand for election for the first time at the 2022 annual meeting.

The nominees for election as directors for the new term are those persons named in this proxy statement: Susan M. Cameron, Meg Crofton, Deborah G. Ellinger, Miguel Fernandez, James H. Fordyce, Richard P. Goudis, Pamela J. Harbour, Timothy Minges, Christopher D. O’Leary, Richard T. Riley, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” on page 48 below.

The following is information concerning the nominees for election, each of whom has a current term expiring at the 2022 annual meeting. The nominations are for a term expiring at the annual meeting of shareholders in 2023 and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information.

Other current public company director service:

•   Aramark (since 2019)

•   nVent Electric plc (since 2018)

Former public company director service:

•  Reynolds American Inc. (2004 to 2011 and 2013 to 2017)

•  R.R. Donnelley & Sons Company (2009 to 2016)

SUSAN M. CAMERON

Non-Executive Chair of the Board of the Company since November 2019, after previously serving as Presiding Director / Lead Director since May 2018. Ms. Cameron is a retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer and member of the board of directors from 2014 to December 2016 and 2004 to 2011. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Ms. Cameron holds an undergraduate degree in Business Administration from the University of Florida and an M.B.A. from Bellarmine University.

Age: 63. First elected: 2011.

Other current public company director service: • Cracker Barrel Old Country Stores, Inc. (since 2017) • HCA Healthcare, Inc. (since 2019)

MEG CROFTON

Retired President, Walt Disney Parks & Resorts Operations, U.S. & France of The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort, from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand, in addition to having served on boards of other public companies. Ms. Crofton holds an undergraduate degree in Marketing and an M.B.A. from Florida State University.

Age: 68. First elected: 2016.

Other current public company director service:

•  iRobot Corporation (since 2011)

•  Covetrus, Inc. (since 2019)

Former public company director service:

•  Interpublic Group (2015 to 2017)

•  National Life Group (2007 to 2014)

•  Sealy, Inc. (2010 to 2013)

DEBORAH G. ELLINGER

Former President or CEO of four private-equity backed companies, and currently a Senior Advisor to Boston Consulting Group since 2018. Ms. Ellinger’s past leadership roles include: President and CEO of Ideal Image, a chain of 130 medical spas providing non-surgical cosmetic procedures across the US and Canada, from 2016 until 2018; Chairman and Chief Executive Officer of The Princeton Review, a company which assists students globally in test preparation and tutoring, from 2012 to 2014; President of Restoration Hardware, a luxury home furnishings retailer, from 2008 to 2009; and Chief Executive Officer of Wellness Pet Food, a natural pet-food company, from 2004 to 2008. She has held other senior executive roles at CVS Pharmacy and Staples, and also served as a partner at The Boston Consulting Group. Ms. Ellinger brings extensive global board experience, with a focus on the intersection of consumer products and services, technology and digitization. Ms. Ellinger is qualified as a Barrister-at-Law in London, as a member of the Inner Temple. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England.

Age: 63. First elected: 2021.

MIGUEL FERNANDEZ

President & Chief Executive Officer of the Company since April 2020. Mr. Fernandez previously served as Executive Vice President, Global President of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from 2017 to January 2020. Prior to joining Avon Products, Inc., Mr. Fernandez spent nearly 10 years at Herbalife Nutrition Ltd. (f/k/a Herbalife Ltd.), a publicly-traded global nutrition company, where he advanced through a series of senior operating positions with increasing responsibility, including Executive Vice President for the Americas and Worldwide Member Operations from 2013 to 2017 and Senior Vice President and Managing Director Mexico from 2009 to 2013. Mr. Fernandez has considerable direct selling, international and financial experience. Mr. Fernandez holds an undergraduate degree from Instituto Technologico Y de Estudios Superioes de Monterrey and an M.B.A. from University of Virginia.

Age: 50. First Elected: 2020.

Former public company director service: • AECOM Technology (2006 to 2019) • Herbalife Nutrition Ltd. (2002 to 2004)

JAMES H. FORDYCE

Co-Chairman of the Board and Co-Chief Executive Officer of Stone Canyon Industries Holdings, Inc., a global industrial holding company that he co-founded in 2019, and its predecessor company in 2014. Prior thereto, Mr. Fordyce was a senior member of J.H. Whitney Capital Partners for 18 years. Previously, he held a variety of positions at Heller Financial and Chemical Bank. Mr. Fordyce is currently Chairman of the Board of Directors and Chair of the Compensation Committee of Mauser Packaging Solutions, Inc., a privately held company. In addition, he is a Director of The Unit Scholarship Fund honoring Special Operations soldiers. Mr. Fordyce brings transformation and financial expertise, as well as direct selling industry experience from his service on the board of Herbalife Nutrition Ltd. Mr. Fordyce holds a Bachelor degree from Lake Forest College and an M.B.A. from Fordham University.

Age: 63. First elected: 2021.

RICHARD GOUDIS

Executive Vice Chair of the Company since March 2020. Former Chief Executive Officer of Herbalife Nutrition Ltd., a publicly-traded global nutrition company, a position he held from June 2017 to January 2019. Mr. Goudis also served as Chief Operating Officer of Herbalife Nutrition Ltd. from 2010 to 2017 and as Chief Financial Officer of Herbalife Nutrition Ltd. from 2004 to 2010. In addition to these roles, Mr. Goudis has considerable experience in executive financial and operational positions in the direct selling industry. Mr. Goudis holds a Bachelor of Business Administration in Accounting from University of Massachusetts and an M.B.A. from Nova Southeastern University.

Age: 60. First elected: 2020.

PAMELA J. HARBOUR

Former Senior Vice President & Legal Officer, Global Member Compliance & Privacy for Herbalife Nutrition Ltd, a publicly-traded global nutrition company from 2014 to 2021. Prior thereto, Ms. Harbour was a Partner at the law firms of Baker & Hostetler, LLP from December 2013 to September 2014, Fulbright & Jaworski LLP from May 2010 to December 2013, and Kaye Scholer, LLP from June 1999 to August 2003. Previously, she served as a Commissioner of the Federal Trade Commission from August 2003 to April 2010, and as Assistant Attorney General and Deputy Attorney General of the State of New York from September 1987 to May 1999. Ms. Harbour brings considerable experience with direct selling, compliance and government relations. She is also well recognized for her knowledge of evolving areas of competition and consumer protection law and privacy and data security issues. She was initially recommended as a director nominee by one of the Company’s directors, in consultation with Heidrick & Struggles International, Inc., and approved by the Nominating, Governance and Social Responsibility Committee. Ms. Harbour holds a Juris Doctorate from Indiana University School of Law and a Bachelor degree from Indiana University.

Age: 62. First Elected: November 2021.

TIMOTHY MINGES

Retired Executive Vice President & Chief Customer Officer, PepsiCo North America Beverages, and a member of PepsiCo’s Executive Committee, from 2013 to 2016. Mr. Minges has spent his entire career in the food industry, including 32 years at PepsiCo before retiring in 2016. Prior to 2013, he was President and CEO of PepsiCo’s operations in Greater China and President of PepsiCo Foods Asia Pacific. Prior to PepsiCo, Mr. Minges worked as a CPA at Alexander Grant. He is also currently engaged as an early stage investor in a variety of food and beverage startups in America. Mr. Minges brings over three decades of proven executive leadership, innovation, and consumer expertise with extensive experience in Asia. Mr. Minges holds a Bachelor of Science in Accounting from Miami University, Oxford, Ohio, and completed the PepsiCo Executive Development Program at Yale School of Management.

Age: 63. First elected: 2021.

Other current public company director service:

•  Telephone and Data Systems, Inc. (since 2006)

Former public company director service:

•  Newell Rubbermaid, Inc. (now Newell Brands, Inc.) (2014 to 2016)

CHRISTOPHER D. O’LEARY

Former Interim Chief Executive Officer of the Company from November 2019 through April 2020. Mr. O’Leary currently serves as Senior Advisor, Twin Ridge Capital Management, a private investment firm, a position he has held since September 2018. Mr. O’Leary is the former Executive Vice President and Chief Operating Officer, International for General Mills, Inc., a publicly-traded food company, a position he held from 2006 to 2016 after serving in various positions of increasing responsibility since 1997. He previously spent 16 years at PepsiCo, Inc., a publicly-traded multinational food and beverage corporation, where he held numerous roles, culminating in Chief Executive Officer and President of Hostess, Frito-Lay, Inc. He has extensive executive experience with public companies with highly-respected global brands, and brings more than 38 years of consumer products industry experience, in addition to having served on boards of other public companies. Mr. O’Leary holds a Bachelor of Business Administration in Marketing from Pace University and an M.B.A. from New York University.

Age: 62. First elected: 2019.

Other current public company director service:

•  Dorman Products, Inc. (since 2010)

Former public company director service:

•  LoJack Corporation (2005 to 2012)

•  Cimpress, N.V. (2005 to 2018)

•  New England Business Service, Inc. (2001 to 2004)

RICHARD T. RILEY

Retired Chairman and Chief Executive Officer of LoJack Corporation (“LoJack”), a publicly-traded provider of tracking and recovery systems. He served as Chairman of the board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also served as Chairman of the board of Cimpress, N.V. from August 2009 to November 2018. Mr. Riley has considerable international experience and extensive experience in leading companies as a chief executive officer and board member. Mr. Riley holds a Bachelor in Business Administration in Accounting from the University of Notre Dame.

Age: 65. First elected: 2015.

Other current public company director service:

•  IDEXX Laboratories, Inc. (since 2012)

Former public company director service:

•  Belo Corp. (2004 to 2013)

•  Central Maine Power Co. (1993 to 1994)

•  ChoicePoint, Inc. (2005 to 2008)

•  Keurig Dr Pepper Inc. (formerly Dr Pepper Snapple Group, Inc.) (2008 to 2018)

•  New England Business Service, Inc. (1998 to 2004)

•  Providence Gas Company (1994 to 2000)

•   SFN Group, Inc. (2005 to 2011)

M. ANNE SZOSTAK

Founder of Szostak Partners, an executive coaching and human resources consulting firm formed in 2004. As President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak is a retired executive officer with Fleet/Boston Financial Group (previously a Fortune 100 company, now Bank of America), a diversified financial services company, with 31 years of service, including as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. Ms. Szostak has extensive experience in executive leadership positions in a large public company and in executive compensation and human resources, in addition to having served on boards of other public companies. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.

Age: 71. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating, Governance and Social Responsibility Committee or the Board that concern such resignation.

Additionally, a director who experiences a significant change in his or her principal business, professional position, employment or responsibility must offer his or her resignation from the Board, which resignation may be accepted or rejected by the Board in its sole discretion. Employee directors must offer their resignation from the Board upon their resignation, removal or retirement as an officer of the Company. The Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board on whether to accept or reject such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Board Committees

Current Membership

Board Member	Audit & Finance	Nominating, Governance & Social Responsibility	Compensation & Human Capital	Executive Committee

Susan M. Cameron (C, I)

Meg Crofton (I)

Deborah Ellinger (F, I)

Miguel Fernandez (F)

James H. Fordyce (F, I)

Richard P. Goudis (F)

Pamela J. Harbour (F, I)

Timothy Minges (F, I)

Christopher D. O’Leary (F, I)

Richard T. Riley (F, I)

M. Anne Szostak (F, I)

(C) Non-Executive Chair of the Board	Committee Chairperson

(F) Financial Expert	Committee Member

(I) Independent Director

Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”), which held five meetings in 2021, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems, internal audit function, accounting policies and the Company’s general compliance with laws and regulations, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also oversees, reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, its cybersecurity risk program, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Messrs. Riley (Chairperson), Fordyce, Minges, and Mses. Harbour and Szostak. All such members are both independent and financially literate in accordance with New York Stock Exchange listing standards and SEC requirements, and the Board has determined that Messrs. Riley, Fordyce and Minges and Ms. Szostak are audit committee financial experts, as defined by applicable rules, and four additional directors not currently serving on the Audit Committee (Messrs. Fernandez, Goudis and O’Leary and Ms. Ellinger) also each meet the requirements of an audit committee financial expert, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Nominating, Governance & Social Responsibility Committee

The Nominating, Governance & Social Responsibility Committee (the “Nominating Committee”), which held five meetings in 2021, identifies and reviews qualifications of, and recommends to the Board, candidates for, election as directors of the Company, acts on other matters pertaining to Board membership, establishes the Company’s corporate governance provisions, and exercises primary oversight of Environmental, Social, and Governance (“ESG”) matters . The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company, seeks, identifies, and recommends suitable candidates for membership on the Board, and considers potential director candidates recommended by stockholders.

Once the criteria for consideration of potential nominees to the Board have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, among others, experience with omnichannel sales, expertise doing business in China, experience with technology and business transformation, as well as data privacy, turnaround experience, and experience with general regulatory, tax and government affairs. After compiling background material on potential nominee candidates, management provides an analysis against Nominating Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management directors and by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. Since 2018, the Nominating Committee has utilized the services of Heidrick & Struggles International, Inc., on an as-needed basis, to assist the Nominating Committee in identifying and selecting potential candidates to join the Board. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates.

The Nominating Committee also develops and oversees an orientation and onboarding program for new directors and continuing education for all directors, oversees the performance of the Board and its committees, including to make recommendations regarding re-nomination, evaluates changes in directors’ circumstances or principal occupation, and approves charters and reviews membership for other committees of the Board, evaluates the Company’s policies and practices with respect to the Board.

The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto and oversees the Company’s ESG strategy and develops and recommends policies and procedures in regard thereto. The current members of the Nominating Committee are Mses. Crofton (Chair), Cameron, Ellinger, Harbour, and Szostak, and Messrs. O’Leary and Riley. All such members are independent in accordance with New York Stock Exchange listing standards.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee (the “Compensation Committee”), which held five meetings in 2021, assists the Board in the discharge of its responsibilities related to the compensation and benefits provided by the Company to its Chief Executive Officer (sometimes referred to herein as the “CEO”) and certain other executive officers, including members of the management Executive Committee, those with total annual target compensation of $1,000,000 or more, employees at the level of executive vice president or above, Section 16 officers and such other executive officers as recommended from time to time by management (collectively, “Executive Officers”) and to other employees. It makes various determinations with regard to management incentive plans, approves the Compensation Discussion and Analysis section in the Company’s proxy statement, makes recommendations to the Board regarding proposals relating to executive compensation intended for inclusion in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, makes recommendations to the Board with regard to the Company’s stock ownership guidelines, policies regarding hedging or pledging of the Company’s stock, reviews and approves the implementation or revision of the Company’s clawback policy, determines the duties of and appoints a Management Committee for Employee Benefits to design and administer the employee benefit plans, programs, and obligations for non-executive-officers, and oversees the Company’s response to developments affecting executive compensation. The Compensation Committee establishes the general compensation philosophy of the Company and oversees and approves the development, adoption and implementation of compensation policies and programs that function to attract, motivate and retain the Corporation’s executive talent and its leadership pipeline, and assesses whether such policies and programs establish appropriate incentives. The Compensation Committee recommends to the independent members of the Board for approval the compensation level, employment agreements and other severance agreements for the CEO, and sets the compensation level of the Executive Officers, recommending non-equity elements to the independent members of the Board for ratification, as well as approve employment agreements and other severance arrangements for Executive Officers. Effective as of May 1, 2021, on a biennial basis, or as desired by the Committee, it shall review and make recommendations to the Board regarding compensation of non-employee directors. The CEO’s compensation is recommended by the Compensation Committee after consultation with its compensation consultant. The Compensation Committee also has a standing Stock Award Committee that was established in May 2016 to delegate to the Company’s CEO the authority to award equity to select non-executive officer employees for critical retention, promotion or new hire purposes. Pursuant to its charter, the Compensation Committee may: (i) delegate the authority to interpret and make determinations for the administration of any plans and grants to senior management; (ii) delegate any of its duties to a subcommittee formed for the purpose of carrying out such duty or duties; and (iii) delegate the authority to establish a standing agenda to its Chairperson. The current members of the Compensation Committee are Messrs. O’Leary (Chair) and Fordyce, and Mses. Cameron, Crofton, and Ellinger. All such members are independent in accordance with New York Stock Exchange listing standards.

Pursuant to its charter, the Compensation Committee is authorized to directly retain, compensate and oversee the work of compensation consultants. In 2021, the Compensation Committee engaged Meridian Compensation Partners as its independent compensation consultant. Meridian provided a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Meridian to provide similar services in 2022.

The Compensation Committee ensures that the Company’s compensation and human resource programs and practices, including corporate culture and diversity goals, programs and initiatives, are effectively designed to attract, retain and motivate a highly qualified and diverse work force in terms of race, gender and cultural backgrounds of individuals as well as management succession candidates. The Compensation Committee oversees, reviews and assesses, and make recommendations to the Board regarding, the Company’s corporate culture and diversity and inclusion policies and performance.

Executive Committee

The Executive Committee, which met nine times in 2021, has most of the powers of the Board and can act when the Board is not in session. All directors on the Board were invited to attend the meetings of the Executive Committee held in 2021, as guests. The current members of the Executive Committee are Mses. Cameron (Chairperson) and Crofton, and Messrs. Fernandez, Goudis, O’Leary and Riley.

Other Committees

From time to time, the Board may designate ad hoc committees to assist the Board in carrying out its responsibilities. During 2021, the following committee was in operation: the Capital Allocation Sub-Committee. The Capital Allocation Sub-Committee was convened to assist the Board in discharging its oversight duties with respect to the development, implementation and execution of the Company’s capital allocation plan. It held two meetings in 2021 and its current members are Messrs. Riley (Chairperson), Fordyce, Goudis, O’Leary, and Ms. Szostak.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were eight meetings of the full Board held in 2021. No incumbent director attended fewer than 75 percent of the aggregate number of meetings of the Board and committees on which such director served that were held during the period that such director served as a director or committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings, as well as the annual meeting of shareholders, on a consistent basis and in person. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2021.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for each of its three standing primary committees: Audit Committee, Nominating Committee, and Compensation Committee. These documents may be found on the Company’s website (www.tupperwarebrands.com) by clicking on “Investors,” selecting the “Corporate Governance” tab and then selecting “Governance Documents”. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit Committee, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees the reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the non-employee members of the Company’s Board are located on the Company’s website (www.tupperwarebrands.com). The Board invites interested parties, including shareholders, to contact the Board or any of its individual members, including the Chair, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investors section under the Board of Directors tab on the Corporate Governance page, or in writing to the Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. The hotline is staffed by multi-lingual professionals through an independent company.

Each regularly-scheduled meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Non-Executive Chair, Susan M. Cameron, acts as the chairperson of the executive sessions of the non-employee members of the Board. See “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board who served during 2021 and year to date in 2022 (and each entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Susan M. Cameron, Meg Crofton, Deborah G. Ellinger, James H. Fordyce, Pamela J. Harbour, Timothy Minges, Christopher D. O’Leary, Richard T. Riley, and M. Anne Szostak.

The Board maintains a retirement policy that applies to all directors. Directors who joined the Board on or after May 22, 2019 (Mses. Ellinger and Harbour and Messrs. Fordyce and Minges) are required to retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72) or after completing fifteen (15) years of service on the Board, whichever comes first. Directors who joined the Board between May 2015 and May 2019 (Ms. Crofton and Messrs. O’Leary and Riley) are required to retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72). Directors who joined the Board before May 2015 (Mses. Cameron and Szostak) are required to retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-five (75). Notwithstanding the foregoing, the Board may waive the retirement policy in its discretion. In addition, executive officers shall retire (from their office and from the Board) at the end of the month in which their sixty-fifth birthday occurs, unless the Board requests such executive officer remains in office beyond such date.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience, among others. For example, consistent with the value placed on gender diversity by the Board, approximately 45% of the Company’s directors serving by the end of 2021 were women (including over 55% of independent directors) and approximately 45% of the current director nominees are women (including over 55% of independent director nominees). The Board also includes two members that are from under-represented groups: (1) Pamela J. Harbour, who is African-American, and (2) Miguel Fernandez, who is Hispanic. See the “Summary Information about our Director Nominees” chart included in the Proxy Summary section above for more information.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model transformation planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials from management on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chair of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on a periodic basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: capital allocation and liquidity, leadership succession, the impact of the COVID-19 global pandemic, business strategy, transformation and change management, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

The Company’s stock trading policy prohibits members of the Board and all employees from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits members of the Board and all employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Board Leadership Structure

The Board annually evaluates its leadership structure, including whether the same individual should serve both as Chair of the Board and Chief Executive Officer. If the same individual serves as both Chair and CEO, or if the Chair is otherwise not independent, the Board will select an independent Lead Director.

On March 11, 2020, the Board appointed Mr. Fernandez as President & Chief Executive Officer, effective April 6, 2020, and Mr. Goudis as Executive Vice Chair, effective March 12, 2020. Ms. Cameron has served as Non-Executive Chair since November 2019, after previously serving as Lead Director of the Company. Because the Non-Executive Chair is independent, the Board presently does not have an independent Lead Director.

Since November 2019, the Board has separated the roles of Chair and CEO as it determined this was in the best interest of the Company and shareholders.

The Board in its judgment has determined that the current leadership structure is in the best interest of the Company’s shareholders and employees to accelerate a successful turnaround and growth strategy. The Board will continue to evaluate its leadership structure and will determine whether continuing to separate the roles of Chair and CEO is in the best interest of the Company and its shareholders based on circumstances existing at the time.

Environmental, Social and Governance Highlights

Key Corporate Governance Features

Board Independence and Expertise	✓	All directors are independent other than the CEO and Executive Vice Chair
	✓	Board consists of highly qualified, experienced and diverse directors with relevant expertise for overseeing our strategy and business

Board Committees	✓	Three primary Board committees composed entirely of independent directors: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating Committee
	✓	Ad Hoc Committees as needed: Executive Committee and Capital Allocation Committee

Executive Sessions	✓	Directors hold regularly scheduled executive sessions, at which directors can discuss matters without management present

Board Oversight of Risk	✓	Risk oversight by full Board and committees

Board Oversight of Management Succession	✓	Board annually reviews and discusses succession plans for CEO and other key executives

Board Self-Evaluation	✓	Board and each of its committees conduct an annual self-evaluation

Accountability	✓	In uncontested director elections, our directors are elected by a majority of the votes cast
	✓	Each share of common stock is entitled to one vote
	✓	Anti-hedging and anti-pledging policies covering all directors and employees
	✓	Claw-back policy covering compensation paid to executives

Stock Ownership Requirements	✓	Each director is required to hold Company stock at a value of 5x the annual cash retainer
	✓	The CEO and Executive Vice Chair must hold Company stock at a value of 6x base salary
	✓	All other NEOs must hold Company stock at a value of 2x to 3x base salary

Open Lines of Communication	✓	Board promotes open and frank discussions with senior management
	✓	Directors have access to all members of management and other employees and are authorized to hire outside consultants or experts and to conduct independent investigations
	✓	Shareholders have direct access to non-employee directors
Board Refreshment	✓	The Nominating Committee regularly reviews the Board’s composition and future needs
	✓	Pamela J. Harbour appointed to the Board in November 2021, following a formal search process
	✓	Board retirement policy facilitates process of smooth turnover; individual directors will not stand for re-election after reaching the age of 72 years (75 years for non-employee directors who joined the Board prior to May 2015) or after completing 15 years of service on the Board, whichever comes first, subject to extension at the discretion of the Board (such 15-year limit applicable only to non-employee directors first joining the Board on or after May 22, 2019)

Social and Environmental Sustainability Features

Highlights of Efforts to Nurture a Better Future, Every Day.	✓

The Company continued to be recognized for its commitment to Environmental, Social, and Governance (“ESG”) by being named to Newsweek’s list of America’s Most Responsible Companies for the second year in a row. Tupperware was also honored in 2021 by Fast Company in the outlet’s first ever Brands That Matter list, honoring brands that do more than sell products or provide services. This new recognition program honors brands achieving relevance through cultural impact, social engagement and authentic communication of their mission and ideals.

✓

Recently published the Company’s tenth sustainability report reflecting the priorities identified in the materiality assessment conducted in 2021 to assess and prioritize the sustainability impacts of the business on all its stakeholders. The report outlines the Company’s plans to expand commitments ESG efforts as its Turnaround Plan strategy progresses. The report includes for the first time, Social and Governance goals and newly established 2025 and 2030 targets, including a target of 90% absolute reduction of greenhouse gas (GHG) emissions by 2030. The new ESG targets published in this recent report are aligned with the United Nations Sustainable Development Goals 5, 6, 12, and 13. The report was prepared in accordance with the Global Reporting Initiative (GRI) Standards and the Sustainability Accounting Standards Board (SASB) Standard for the containers and packaging industry in the resource transformation sector.

✓

ESG targets for the Company to achieve by 2030 include:

•   Significantly reduce waste generated in our owned manufacturing plants, including achieving zero landfilling

•   Significantly reduce water use in the Company’s owned manufacturing plants

•   Reducing Greenhouse Gas (GHG) emissions generated in the Company’s owned manufacturing plants by 90%

•   Reducing the use of single-use plastic packaging by 95%

•   Expand and leverage sustainable products range made of sustainable raw materials

•   Provide opportunity for returned Tupperware products to have a new life

•   Be globally recognized for diversity, equity and inclusion in the workplace

•   Integrate ESG mindset into employee performance and compensation activities

•   Supplement our longstanding history of gender equality and racial diversity on our Board of Directors by further integrating additional forms of diversity

✓

Tupperware renewed its sponsorship with the National Park Foundation (“NPF”) to support efforts to keep parks green across the National Park System (“NPS”) and enhance environmental stewardship with a focus on reusable products and waste reduction. With the national parks welcoming more than 300 million annual visitors, parks are experiencing an increased strain on resources, particularly waste infrastructure. Tupperware’s first year of sponsorship of NPF created meaningful impact and offered critical support for new water bottle refill station installations, recycling and composting infrastructure, and education across NPS sites in the United States in 2021.

✓

The Company brought to life a partnership with TerraCycle’s reuse platform Loop to advance the mission to shift consumer behavior from buying consumer goods in disposable packaging to purchasing goods in durable, reusable packaging. In 2021, Tupperware created one-of-a-kind reusable packaging for Restaurant Brand International’s Tim Hortons as part of its partnership with Loop. Aimed at reducing packaging waste through a circular recycling system, the reusable container was created by Tupperware to package Tim Hortons’ food menu items as part of a pilot program at select locations across Burlington, Ontario, Canada, as well as a pilot program at select Burger King locations in New Jersey in the U.S.

✓

In line with the Company’s materiality assessment identifying “Culture, Diversity, Equity and Inclusion” (DEI) as a critical and key area of focus, the Company committed to nurturing an inclusive workplace by challenging itself to ask the right questions, listen to its people, and provide adequate resources. Some notable activities in 2021 included reestablishing the Company’s employee resource groups; introducing the inaugural Voices forum, an anonymous, external facilitator-led event focused on amplifying Associate voices on DEI topics; and providing access to training and education on DEI topics.

To learn more about our environmental, social and governance efforts, in addition to the information described above, please refer to our current Sustainability Report on the Company’s website, by visiting www.tupperwarebrands.com/csr/sustainability/social-impact-reports.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 14, 2022 by each director and nominee for election, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owned more than 1 percent of the Company’s common stock. All directors and executive officers as a group owned 2.19 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 22, 2022(1)	Restricted Stock(2)	Total Shares Beneficially Owned

Joe Alkire(3)	—	—	—	—	—

Susan M. Cameron	92,753	—	1,471	—	94,224

Meg Crofton	4,193	1,000	—	—	5,193

Patricio Cuesta	5,658	—	—	—	5,658

Deborah G. Ellinger	—	—	6,154	—	6,154

Miguel Fernandez	123,611	—	141,844	—	265,455

James H. Fordyce	13,518	9,100	1,471	—	24,089

Richard P. Goudis	27,500	20,475	0	—	47,975

Pamela J. Harbour	—	—	2,771	—	2,771

Cassandra E. Harris	50,413	—	17,442	—	67,855

Hector Lezama	67,501	37,210	—	—	104,711

Timothy Minges	9,818	—	1,471	—	11,289

Christopher D. O’Leary	93,395	—	1,471	—	94,866

Richard T. Riley	55,977	—	7,972	—	63,949

Karen M. Sheehan	40,971	—	62,743	—	103,714

M. Anne Szostak	65,016	—	7,236	1,500	73,752

Subtotal	650,324	67,785	252,046	1,500	971,655

All directors and executive officers as a group (17) (including the individuals named above)	652,103	67,785	270,404	1,500	991,792

(1)

Includes stock options and restricted stock units granted under the Company’s 2010, 2016 and 2019 Incentive Plans, Inducement Awards, and the Director Stock Plan. Also includes the estimated number of shares of common stock that are expected to be paid (at the end of March 2022) in lieu of cash as fees under the 2019 Incentive Plan to directors for the first quarter of 2022 for those directors who so elected (Ms. Cameron – 1,471 shares, Mr. Fordyce – 1,471 shares, Mr. Minges – 1,471 shares, Mr. O’Leary – 1,471 shares, and Mr. Riley – 736 shares, using a hypothetical $17.00 share price). For the avoidance of doubt, this column does not include shares that may not be acquired within 60 days of March 14, 2022. Please refer to the table “Outstanding Equity Awards at Fiscal Year-End 2021” for the total number of shares or units of stock held by each Named Executive Officer that have not yet vested as of 2021 fiscal-year end.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)	The employment of Mr. Alkire, the Company’s former Executive Vice President, Finance, terminated on October 29, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities, as of December 31, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(6)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,938,610	(1)	17.4

William H. Miller III Living Trust One South Street Suite 2550 Baltimore, MD 21202	4,416,481	(2)	9.7

Allspring Global Investments Holding, LLC 525 Market St. 10th Fl San Francisco, CA 94105	3,508,727	(3)	7.7

The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,344,376	(4)	7.3

FMR LLC 245 Summer Street, Boston, Massachusetts 02210	2,947,069	(5)	6.4

(1)

Based upon a Schedule 13G/A filed on January 27, 2022. As of December 31, 2021, BlackRock, Inc. beneficially owns 7,938,610 shares of the Company’s common stock, with sole dispositive power with respect to 7,938,610 of such shares and sole voting power with respect to 7,817,931 of such shares, through the following subsidiaries: BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd; BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock); BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management (UK) Limited, and BlackRock Investment Management, LLC.

(2)

Based upon a Schedule 13G/A filed on February 14, 2022. As of December 31, 2021, William H. Miller III Living Trust beneficially owns 4,416,481 shares of the Company’s common stock, with sole dispositive and sole voting power with respect to 1,758,000 and shared dispositive and shared voting power with respect to 2,658,481 through the following entity: Miller Value Partners, LLC.

(3)

Based upon a Schedule 13G filed on January 19, 2022. As of December 31, 2021, Allspring Global Investments Holding, LLC beneficially owns 3,508,727 shares of the Company’s common stock, with sole dispositive power with respect to 3,508,727 of such shares and sole voting power with respect to 3,334,173 of such shares, through the following entities: Allspring Global Investments, LLC and Allspring Funds Management, LLC.

(4)

Based upon a Schedule 13G/A filed on February 10, 2022. As of December 31, 2021, The Vanguard Group, Inc. beneficially owns 3,344,376 shares of the Company’s common stock. The Vanguard Group, Inc. has sole dispositive power with respect to 3,246,313 of such shares, shared dispositive power with respect to 98,063 of such shares and shared voting power with respect to 71,715 of such shares.

(5)

Based upon a Schedule 13G/A filed on February 9, 2022. As of December 31, 2021, FMR LLC beneficially owns 2,947,069 shares of the Company’s common stock, with sole dispositive power with respect to 2,947,069 of such shares and sole voting power with respect to 276,467 of such shares, through the following subsidiaries: Fidelity Institutional Asset Management Trust Company; Fidelity Management & Research Company LLC (which itself holds 5% or greater of the Company’s common stock); Fidelity Management Trust Company, and Strategic Advisers LLC.

(6)	Calculated based on 45,667,672 of the Company’s common stock outstanding as of the close of business on March 14, 2022, the record date for the 2022 annual meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 25, 2021 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	5,986,364(2)	56.42(3)	2,053,885
Equity compensation plans not approved by security holders(4)	3,894,675	2.4	521,002

Total	6,756,403	41.57	2,574,887

(1)

The following plans have been approved by the Company’s shareholders and have outstanding awards or available shares: 2010 Incentive Plan, 2016 Incentive Plan, 2019 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance share units have been excluded from the weighted-average exercise price.

(4)

Reflects equity awards issued pursuant to the Company’s Inducement Plan, effective April 8, 2020, which was adopted by the Board without requiring shareholder approval pursuant to New York Stock Exchange Listing Rule 303A.08. It also includes Inducement awards issued prior to the creation of the Inducement Plan described above, on March 12, 2020 to the Company’s then-newly hired Executive Vice Chair, Mr. Goudis, and on April 6, 2020 to the Company’s then-newly hired Chief Executive Officer, Mr. Fernandez. These Inducement awards were also made without requiring shareholder approval pursuant to New York Stock Exchange Listing Rule 303A.08.

(5)	All remaining shares could be used for any form of equity awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the CEO of the Company (unless he or she is the related person), and (2) the Audit Committee (or, if determined by the Audit Committee, by all of the independent directors of the Company). Transactions that are covered by this policy include all transactions that would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions. The Company did not have any related party transactions required to be disclosed in this proxy statement.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 25, 2021, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board that the audited financial statements for the Company’s 2021 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021.

Audit and Finance Committee

Richard T. Riley, Chairperson

Pamela J. Harbour

James H. Fordyce

Timothy Minges

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation and Human Capital Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) made under the program with respect to 2021, and the considerations in making those decisions with respect to 2021. Specifically, this Compensation Discussion and Analysis focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the 2021 Summary Compensation Table and other compensation tables contained in this proxy statement.

Named Executive Officers
Miguel Fernandez	President and Chief Executive Officer
Cassandra (Sandra) E. Harris	Chief Financial Officer and Chief Operating Officer
Patricio Cuesta	President, Commercial
Karen M. Sheehan	Executive Vice President, Chief Legal Officer and Secretary
Hector Lezama(1)	President, Commercial Business Expansion
Joe Alkire(2)	Former Executive Vice President, Finance

(1)	Mr. Lezama was promoted to President – Commercial Business Expansion, effective February 1, 2021.

(2)	Mr. Alkire’s employment with the Company terminated effective October 29, 2021.

Summary

2021 Business Results

The Company is a leading global consumer products company that designs innovative, functional, and environmentally responsible products. Founded in 1946, the Company’s signature container created the modern food storage category that revolutionized the way the world stores, serves, and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products that people love and trust. With a purpose to nurture a better future, the Company’s products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives and distributors around the world. The Company engages in the marketing, manufacture, and sale of design-centric preparation, storage, and serving solutions for the kitchen and home worldwide through the Tupperware brand name.

In approving compensation decisions with respect to 2021, the Committee considered a variety of factors: top line growth trends heading into 2021; operating income; adjusted earnings per share; and free cash flow. The Committee believes a focus on these metrics helps management create the right priorities to increase returns to shareholders.

The Company’s most recent financial performance from continuing operations, highlighted below, reflects continued progress in the Company’s ongoing turnaround:

•	Sales – at $1.6 billion, an increase of 3% year over year; and

•	Operating Income – $250.5 million, a 30.7% increase from 2020, reflects the successful execution of the Company’s ongoing turnaround efforts.

2021 Say-On-Pay Results

In May 2021, for the eighth year in a row, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive compensation, with approximately 98% of the votes cast in support of the proposal. Both the Committee and the Company’s senior leadership team appreciated the multi-year shareholder support of “say-on-pay” and viewed such support as an endorsement of the Company’s executive compensation program. Consequently, after considering the Company’s 2021 say-on-pay results and following a review of industry-wide trends in executive compensation practices, no significant changes were made to the Company’s executive compensation program during 2021 in response to the 2021 “say-on-pay” vote.

2021-2022 Shareholder Outreach

The Company, led by management, regularly attempts to engage with its larger shareholders via direct outreach. The Company typically targets holders, in the aggregate, of greater than 70% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes made to the Company’s executive compensation program, (iii) answer questions or address concerns raised with respect to the Company’s executive compensation program and any other aspect of the Company’s business or governance, and (iv) review ESG metrics and milestones achieved in the most recent reporting period.

Executive Compensation Design & Governance Best Practices

The Committee has implemented executive compensation design and governance practices consistent with leading and best market practices, as illustrated in the following table:

	✓	Design compensation program to align total pay with achievement of Company performance goals

	✓	Emphasize equity-based compensation for all NEOs, thereby aligning NEOs’ interests with those of our shareholders

	✓	Use a three-year performance period for performance-based long-term equity incentives

	✓	Design incentives using multiple measures, designed to measure key elements of the Company’s performance and increase line-of-sight influence by operating management

	✓	Maintain maximum payout caps under annual and long-term incentive programs

	✓	Set competitive pay levels in consideration of peer group practices

What we do	✓	Evaluate appropriateness of peer group on an annual basis

	✓	Design compensation program to mitigate excessive risk

	✓	Require ‘double-trigger’ change-in-control for cash severance and equity acceleration

	✓	Maintain director and executive officer stock ownership requirements

	✓	Maintain an Anti-Hedging & Anti-Pledging Policy

	✓	Maintain a Clawback Policy

	✓	Review CEO succession planning process annually

	✓	Use an independent consultant retained directly by the Committee

	✗	Provide change-in-control excise tax gross-ups for any executives

	✗	Grant stock options with an exercise price less than market value on grant date

What we	✗	Reprice stock option awards

don’t do	✗	Reload exercised stock option grants

	✗	Maintain evergreen provisions in long-term incentive plans

	✗	Pay accrued dividends or dividend equivalents unless and until the underlying equity awards vest

	✗	Provide automatic, annual increases in executive salaries

Executive Compensation Philosophy

Attract, Retain and Motivate the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting, retaining and motivating high-performing, successful leaders while incenting both short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the headings “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

In addition, the Company selectively grants stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role or to reward performance.

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs and Section 16 officers. As discussed above under “Board Committees,” the Committee also works closely with its independent compensation consultant, Meridian Compensation Partners, LLC, to develop the market-based compensation arrangements for the Company’s officers.

The compensation of the CEO is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO and the Company’s Executive Vice Chair are made to the Committee by management, including discussion on individual performance by the CEO, in consultation with the Committee’s compensation consultant. The Committee, in consideration of the Company’s objectives, reviews incentive programs for all executive officers. Based on this review, the Committee approves base salary, annual incentive opportunities and equity awards, and recommends for ratification by the independent directors of the full Board, cash-based elements for all executive officers, including the NEOs.

All compensation decisions are influenced by both market-based factors, such as peer group compensation practices, and non-market-based factors, such as company and individual performance, NEO leadership, scope of role, tenure and experience, and retention. The Committee reviews a total compensation summary that provides a complete picture of each executive’s current target and realizable compensation relative to the market data.

Peer Group & Compensation Benchmarking

Generally, the Company benchmarks each executive officer’s compensation directly against the Company’s peer group, as one factor used to determine appropriate compensation levels and pay mix for the Company’s executive officers. Because of the differences in size among peer group companies, regression analysis is used for estimating market compensation levels and then, in using the regressed data, the Company establishes a composite market pay level for each executive role. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source and promote greater consistency in the compensation planning process.

The Company’s compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The Committee reviews compensation peer group companies annually for continued appropriateness.

The 2021 compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; or

•	market globally branded products in the consumer packaging categories of food and beverage.

The 2021 compensation peer group was the same compensation peer group that was used in 2020 with the exception of the removal of Avon Products, Inc. due to its merger with Natura & Co. The 2021 compensation peer group consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Energizer Holdings, Inc.
	• Church & Dwight Co., Inc.	• Helen of Troy Limited
	• The Clorox Co.	• Ralph Lauren Corporation
	• Columbia Sportswear Company • Edgewell Personal Care Company	• Tiffany & Co. • Williams-Sonoma, Inc.
Beauty Companies	• Coty, Inc.	• Revlon, Inc.
Direct-to-Consumer & Network Marketing	• Herbalife Nutrition Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

During its annual review of the peer group in preparation for 2022 compensation decision-making, the Committee removed Tiffany & Co. due to its acquisition by LVMH Moët Hennessey – Louis Vuitton and replaced Coty Inc. with Newell Brands Inc., a direct competitor of the Company. In addition, the Committee added Medifast, Inc., USANA Health Sciences, Inc., YETI Holdings, Inc., and WW International, Inc., as the Committee considered these companies to have similar business models, products and/or revenue as the Company.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term equity incentive opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer. In general, the Committee compares the NEOs’ compensation to the 50th percentile of the market-based data. However, as noted above, the Committee does not set NEO compensation solely based on market-based data, but also considers a number of non-market-based factors. For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or the Company’s stock price, and can fluctuate above or below the 50th percentile of market. Gains from past incentives are not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various compensation elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers includes base salary, target annual incentive awards and long-term equity awards, and the weighting of an executive officer’s total compensation on long-term equity increases the more senior they are in the organization.

Base Salary

The Committee believes that annual base salary is important to attracting and retaining talented employees by providing a fixed level of income. In general, each of the Company’s executive officer roles is benchmarked to market as discussed above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” When determining base salary levels, the Committee considers benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, internal equity amongst leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, total direct compensation (base salary plus short- and long-term incentive targets described below) and, in the case of new appointments, the compensation received by the NEO’s predecessor at the Company or from the NEO’s prior employer, as applicable.

For 2021, the Committee reviewed the then-serving executive officer base salaries and, based on the factors described above, approved base salary increases for Messrs. Fernandez and Cuesta and Ms. Sheehan. In connection with Mr. Lezama’s promotion to President, Commercial Business Expansion in February 2021, the Committee increased his base salary from $350,000 to $400,000.

The following table sets forth the annualized 2021 and 2020 base salaries for each NEO and the percentage change in base salary, if applicable.

NEO	2020 Base Salary(1)	2021 Base Salary(1)	Percentage Change

Miguel Fernandez	$ 900,000	$ 925,000	2.8%

Cassandra (Sandra) E. Harris	$ 650,000	$ 650,000	0.0%

Patricio Cuesta	$ 460,000	$ 500,000	8.7%

Karen M. Sheehan	$ 400,000	$ 413,200	3.3%

Hector Lezama	$ 350,000	$ 400,000(2)	14.3%

Joe Alkire(3)	N/A	$ 500,000	N/A

(1)	Base salaries are reported on an annualized basis.

(2)	Mr. Lezama’s base salary was increased to $400,000, effective February 1, 2021, in connection with his promotion to President, Commercial Business Expansion.

(3)	Mr. Alkire joined the Company in 2021.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 265 key-management participants, including each of the continuing NEOs, for achievement of short-term (annual) financial goals. Under the AIP, each NEO is assigned a line-of-sight target opportunity, expressed as a percentage of year-end base salary. Based on the level of achieved performance, payouts under the AIP may range from 0%, for achievement below threshold goals, up to a maximum of 200% of target opportunity for achievement of 110% of the target goals.

In March 2021, the Committee determined to implement a program to harmonize the Company’s disparate bonus programs into a unified annual bonus program for all Company employees globally. The Committee believes having one Company-wide bonus program, with appropriate weighting on top and bottom line for funding, will drive and reward the achievement of critical success factors while reinforcing our new culture. In connection with this program, the Committee determined that payouts under the 2021 AIP for our NEOs would be based on the achievement of growth in net sales and operating income. The Committee believes that focusing management on these financial metrics further positions the Company for long-term success.

Target goal achievement results in a payout equal to 100% of target opportunity, with payout (as a percentage of target) ranging from 50% to 200% for achievement between threshold (95%), target (100%) and maximum results (110%).

2021 Individual Targets

In setting each NEO’s target opportunity, the Committee considered each NEO’s role and responsibility and market benchmark data as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” For 2021, the Committee increased Mr. Fernandez’s AIP target opportunity from 115% of base salary to 125% of base salary, in order to further align his AIP target opportunity with market data. The following table sets forth the 2021 and 2020 AIP target opportunities, expressed as a percentage of year-end base salary, for each NEO.

NEO	2020 Year End AIP Target %	2021 Year End AIP Target %
Miguel Fernandez(1)	115%	125%
Cassandra (Sandra) E. Harris	85%	85%
Patricio Cuesta	60%	60%
Karen M. Sheehan	60%	60%
Hector Lezama(2)	50%	60%
Joe Alkire(3)	N/A	60%

(1)

The Committee approved an increase in AIP target percentage for Mr. Fernandez on March 4, 2021. Mr. Fernandez was eligible for a target bonus equal to 115% of his base salary for the period from December 27, 2020 through March 3, 2021, and a target bonus equal to 125% of base salary for the remainder of the 2021 fiscal year.

(2)

The Committee approved an increase in AIP target percentage for Mr. Lezama in connection with his February 2021 promotion. Mr. Lezama was eligible for a target bonus equal to 50% of base salary in effect for the period from December 27, 2020 through February 1, 2021 (through the date of his promotion), and 60% of year-end base salary for the remainder of the 2021 year to reflect the adjustment to his target opportunity at the time he assumed the role of President, Commercial Business Expansion.

(3)	The target opportunity for Mr. Alkire was determined based on a review of market data and internal pay equity. His employment terminated in October 2021 and he forfeited any payout.

2021 AIP Goals & Results

The Committee established initial 2021 AIP goals in early March 2021 based upon the operating performance trends that the Company was experiencing in late 2020. Under this program, payouts were to be determined based on net sales and operating income, weighted 50% each, and with payouts ranging from 0% to 200% of target, as shown in the below table.

Committee Approved Measures and Weighting
Measures & Weighting
Net Sales	50%
Operating Income	50%
Payout Opportunity

Threshold	50%
Target	100%
Maximum	200%

Consistent with its past practice, the Committee approved the performance measures and goals in early March 2021. The Committee believed at the time that the financial objectives were set with realistic performance targets given the Company’s operating trends in the second half of 2020. The Committee believed the AIP targets were rigorous yet achievable and aligned with the Company’s operating plan for 2021. The performance goals established for the Company-wide measures represented a 6% increase in net sales and an 11% increase in operating income from 2020 for target achievement and funding at 100%.

The following table illustrates each of the final measures used for NEO AIP awards in 2021, indicating the 2021 threshold, target and maximum goals in absolute dollars, where applicable, and the actual 2021 achievement and the measure’s payout factor. The payout factor is calculated using straight-line interpolation of the actual result between the two adjacent goals.

Company Financial Measure(1)	2021 Threshold Goal ($M)	2021 Target Goal ($M)		2021 Maximum Goal ($M)	2021 Adjusted Result ($M)(2)	2021 Payout Factor (% of Target)

Net Sales	$1,813.6	$1,909.0		$2,099.9	$1,838	62.58%

Operating Income	$247.0	$270.0	(2)	$286.0	$262	72.06%

(1)	The Company measures its AIP achievement at the same currency exchange rates at which the goals are set.

(2)

On November 2, 2021, in accordance with the terms of the AIP, the Committee approved an adjustment to the 2021 Operating Income Target Goal, increasing the target goal from $260 million to $270 million, to reflect a tax-related adjustment expected to be included in the actual results for 2021. Corresponding adjustments were also made to the threshold and maximum goals. On February 2, 2022, in accordance with the terms of the AIP, the Committee adjusted results under the AIP with respect to 2021 Operating Income and 2021 Net Sales by $20 million and $47 million, respectively, in order to reflect lockdowns and disruptions as a result of the COVID-19 pandemic. Without these adjustments, actual results with respect to 2021 Operating Income and 2021 Net Sales measures would have been $250.5 million and $1.6 billion, respectively.

2021 AIP Payouts

The following table illustrates the 2021 AIP payout for each of the Company’s NEOs. These amounts were calculated based on the achievement of the AIP goals discussed above. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2021 Summary Compensation Table below.

NEO	Bonus Eligible Base Salary	Target Bonus		Actual Bonus
		(% of Salary)	$	$	(% of Target)

Miguel Fernandez(1)	$925,000	123.3%	$1,140,538	$ 765,210	67.0%

Cassandra (Sandra) E. Harris	$650,000	85.0%	$552,500	$ 370,683	67.0%

Patricio Cuesta	$500,000	60.0%	$300,000	$ 201,276	67.0%

Karen M. Sheehan	$413,200	60.0%	$247,920	$ 166,335	67.0%

Hector Lezama(2)	$400,000	59.3%	$236,603	$ 159,860	67.5%

Joe Alkire(3)	$134,615	60.0%	$ 80,769	—	—

(1)

Target bonus for Mr. Fernandez is equal to 115% of base salary in effect for the period from December 27, 2020 through March 3, 2021, and 125% of year-end base salary for the remainder of the 2021 fiscal year to reflect the adjustment to his target opportunity.

(2)

Target bonus for Mr. Lezama is equal to 50% of base salary in effect for the period from December 27, 2020 through February 1, 2021, and 60% of year-end base salary for the remainder of the 2021 fiscal year to reflect the adjustment to his target opportunity at the time he assumed the role of President, Commercial Business Expansion. Prior to Mr. Lezama’s assumption of the role of President, Commercial Business Expansion, Mr. Lezama was a Senior Vice President with different payout slopes under the 2021 AIP than each of the other named executive officers.

(3)	Target bonus calculated using prorated salary and target AIP percentage. Mr. Alkire forfeited his 2021 AIP payout in connection with his departure from the Company in October 2021.

Long-Term Equity Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of annual equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. In addition, in certain circumstances, such as the critical retention or promotion of an employee to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Stock-Based Incentive Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including each of the NEOs, to further align their interests with those of the Company’s shareholders. The Committee considers equity compensation to be an effective way to incent shareholder value creation over the long-term. In certain circumstances, such as the critical retention or promotion of an associate to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

The target value of the February 2021 annual equity awards was determined by the Committee for each of the then-serving NEOs based on benchmark data and competitive practices, described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers,” individual performance during the fiscal year and their tenure and experience within each officer’s respective roles. The NEO’s annual stock award target value was then converted into awards of restricted stock units and performance share program (“PSP”) awards, weighted 25% and 75%, respectively.

Restricted stock unit awards represent a right to receive shares of common stock at the end of a specified vesting period based on continued service, while PSP awards represent a right to receive shares of common stock at the end of a specified performance period based on the achievement of pre-established performance goals and continued service.

The Committee believes that the use of restricted stock units and PSP awards are valuable tools to incentivize the achievement of key performance goals for the Company and to attract and retain critical talent. The 75% weighting for PSP awards in 2021 represented a fifteen percentage point increase over 2020. The Committee determined to increase the weighting of PSP awards in order to deliver a greater portion of compensation that was subject to vesting based on pre-established performance goals and further align the NEOs’ interests with the interests of our shareholders. Mr. Alkire did not receive an equity award as part of the 2021 annual equity award program, but did receive a new hire equity award as described below, which was forfeited when his employment terminated in October 2021.

Performance Share Program

The Company’s executive officers and selected other management employees are eligible to participate in the Company’s PSP, a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance share units, which result in the delivery of shares of Company common stock to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level.

Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. In addition, participants are eligible to receive dividends on performance share units if and when performance has ultimately been achieved and shares are earned. No shares, including related dividends, vest if achievement is less than threshold, while 150% of the target shares and the related dividends vest if achievement is equal to or above the maximum goal. It is currently the intent of the Company to not pay dividends on the shares of Company common stock. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

2021-2023 PSP Grants

All then-serving executive officers, including each of the then-serving NEOs, were granted awards in February 2021 under the 2021-2023 PSP. For the 2021-2023 PSP, performance will be measured based on achievement against performance goals relating to net sales growth, EPS and cash flow from operating activities net of investing activities (FCF), pertaining to 40%, 40% and 20% of the target performance share units, respectively.

The Committee chose net sales growth, EPS and FCF because these goals, along with the goals used under the AIP, were viewed as aligning the interests of our executive officers with long-term shareholder value creation, supporting the development and execution of our long-term operational and strategic plans and aligning rewards with our long-term business performance and the retention of talent. The threshold, target and maximum goals under the 2021-2023 PSP were established by the Committee during the first quarter of 2021. The 2021-2023 net sales growth, EPS and FCF target goals were deemed reasonably achievable with strong management performance.

2019-2021 PSP Grant Payout

Performance under the 2019-2021 PSP was measured by achievement against EPS and relative total shareholder return (rTSR) performance goals, pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2019-2021 PSP for EPS were established by the Committee during the first quarter of 2019. In determining the EPS goals, the Committee assumed a number of diluted shares, which included assumptions for share repurchases during the performance period.

To the extent actual diluted shares during the performance period vary from the number of diluted shares used in setting the EPS goals, the 2019-2021 PSP design limits the impact of the share variation to +/- 10 percentage points on the achievement percentage under the program. rTSR was measured as achievement versus a group of companies comprised of the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2019 Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target share units) would be earned, at the 50th percentile 100% of target share units would be earned, and at the 75th percentile or greater, maximum shares (150% of target share units) would be earned.

The following table illustrates the 2019-2021 PSP program’s EPS threshold, target and maximum goals, and the actual Company results as certified by the Committee at its meeting in March 2022.

Performance Share Plan Years	3-Year Aggregate Earnings Per Share				% of EPS
	Threshold	Target	Max	Result	Shares Earned

2019-2021	$12.11	$13.46	$14.14	$7.99	0%

In addition to achievement under the EPS goals, the Committee determined that the Company had performed at the 2nd percentile of the described peer group, which resulted in none of the performance share units associated with the rTSR performance goal being earned by the participating NEO.

Overall achievement in the 2019-2020 PSP resulted in none of the 2019-2021 PSP shares vesting. The following table details the target and the earned shares under the 2019-2021 PSP for Ms. Sheehan, the only NEO who participated in the 2019-2021 PSP program:

NEO(1)	Target PSP Units Awarded	Actual PSP Shares Earned

Karen M. Sheehan	8,373	0

(1)	Messrs. Fernandez, Lezama, Cuesta and Alkire and Ms. Harris joined the Company after the 2019-2021 PSP grant date and, therefore, did not receive a PSP grant in 2019.

New Hire Compensation

In connection with his appointment to the position of Executive Vice President, Finance, Mr. Alkire received a $100,000 cash sign-on bonus that was subject to repayment in the event he voluntarily terminated his employment or the Company terminated him for “cause,” in each case on or before August 2, 2022. Mr. Alkire also received a new hire restricted stock unit award of 46,971 restricted stock units, which were scheduled to vest 72.5% on the one-year anniversary of the grant date and 27.5% on the two-year anniversary of the grant date, subject to continued service through each applicable vesting date. The Committee determined the size of Mr. Alkire’s sign-on bonus and inducement restricted stock unit award to compensate him for compensation he forfeited at his previous employer and after considering market data and the input of the Committee’s independent compensation consultant. In connection with his leaving the Company in October 2021, Mr. Alkire forfeited his restricted stock units and repaid to the Company the full amount of his sign-on bonus. Mr. Alkire did not receive any benefits in connection with his termination of employment.

Other Elements of Total Compensation

The Company provides each NEO with retirement benefits, health and welfare benefits, limited perquisites and expatriate and relocation benefits, which collectively form an integral part of an NEO’s market competitive total compensation package.

Retirement Benefits

Retirement benefits for NEOs based in the United States currently consist of a qualified retirement savings (401(k)) plan and a defined contribution portion of the Company’s Supplemental Plan, which serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. None of our NEOs are eligible to participate in our frozen defined benefit plans and our prior Executive Deferred Compensation Plan was frozen with respect to future deferrals, effective January 1, 2021. The Supplemental Plan and the Executive Deferred Compensation Plan are discussed in greater detail in the “2021 Non-Qualified Deferred Compensation” section below.

Health and Welfare Plans

The Company offers group health and welfare benefits to the NEOs, which are generally provided to a broad base of employees. Health and welfare benefits include group medical, dental, and disability and basic life insurance.

Perquisites

The Company provides executive officers with a limited number of perquisites that the Committee believes are consistent with competitive market practice. For 2021, perquisites provided included a biennial executive physical; matching contributions on certain charitable gifts; and financial and tax planning.

Expatriate, Assignment & Relocation Benefits

During 2021, Mr. Fernandez received relocation assistance for his relocation to the United States. These benefits are consistent with the Company’s mobility policies. Benefits available in conjunction with various types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. These benefits are included in the “All Other Compensation” amount in the 2021 Summary Compensation Table, on page 34 below.

Executive Severance Pay Plan

The Company maintains the Tupperware Brands Corporation Executive Severance Pay Plan (the “Executive Severance Plan”). The Executive Severance Plan is applicable to all officers, as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Exchange Act rules, all executive vice presidents, and all senior vice presidents (the “Eligible Officers”). The Executive Severance Plan helps accomplish the Company’s compensation philosophy of attracting and retaining key employees. The Committee believes it is appropriate to provide executives with the rewards and protections afforded by the Executive Severance Plan, which were determined after a review of market practices at the time of the Executive Severance Plan’s November 2020 adoption. The Executive Severance Plan also reduces the need to negotiate individual severance arrangements with new hires or departing executives. Severance is paid under the Executive Severance Plan upon a termination without cause, subject to the Eligible Officer’s execution and non-revocation of a release of claims in favor of the Company and its affiliates.

See “Severance Payments” on page 41 below, for additional discussion on the Executive Severance Plan.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the continuing NEOs, which serves to attract and retain executives by providing a competitively designed element of executive compensation. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Executive Severance Plan. Change-in-control agreements have been entered into due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management remains focused on business operations through the conclusion of a change-in-control transaction. These change-in-control agreements do not provide for any tax gross-ups and, accordingly, none of our NEOs are entitled to tax gross-up payments.

See “Change-in-Control Payments” on page 41 below, for additional discussion on change-in-control agreements.

Other Compensation Practices

Stock Ownership and Holding Requirements

The Committee requires all NEOs to acquire and hold an amount of Company stock with a value equal to a specified multiple of the NEO’s annual salary. The required ownership multiple for the CEO is six times annual salary, and the multiple for the other NEOs is two or three times annual salary. If an NEO does not hold shares with a value at least equal to their required multiple of salary, at least 50% of the after-tax value of future received shares, net of the amount of any strike price, is required to be held until the requisite ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for officers to reach their holding requirement when newly hired, newly promoted, or when fluctuations in the stock price or salary cause the value of their holdings to go below the required level, not due to an action he or she has taken. Provided an officer is complying with such holding requirement, he or she will not be considered to be out of compliance even if not at their full ownership level.

Shares held for the purpose of measuring ownership include those that would be awarded under existing performance share programs if forecast performance is achieved, as well as shares associated with unvested restricted stock units. As of December 25, 2021, all continuing NEOs were in compliance with the Company’s stock ownership requirements.

The following table illustrates the equity program shares used to measure stock ownership requirements:

Private Ownership	Unvested Restricted Stock Units	Performance Share Programs (at forecast)	Stock Options

Yes	Yes	Yes	No

Anti-Hedging and Pledging Policies

The Company’s stock trading policy prohibits executive officers from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Recapture of Awards and Payments

The Company has a “clawback” policy that permits the Company to recover previous cash payments, deferrals of cash payments, or deliveries of common stock of the Company that were made pursuant to any incentive compensation award, including any discretionary award, in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. In 2021, no triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. O’Leary (Chairperson), Mses. Cameron, Crofton and Ellinger and Mr. Fordyce were members of the Committee during 2021. Except for Mr. O’Leary’s service as Interim Chief Executive Officer from November 2019 through April 2020, none of the members of the Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2021.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2021 fiscal year-end and this 2022 proxy statement.

Compensation and Human Capital Committee

Chris O’Leary, Chair

Susan M. Cameron

Meg Crofton

Deborah G. Ellinger

James H. Fordyce

2021 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s Named Executive Officers (NEOs) for the years ended December 25, 2021 and, to the extent required by SEC disclosure rules, December 26, 2020 and December 28, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Miguel Fernandez President & CEO	2021	943,629	500,000	3,000,048	—	765,210	—	224,782	5,433,669
	2020	677,492	—	2,124,002	—	1,527,049	—	301,058	4,629,601

Cassandra (Sandra) E. Harris CFO & COO	2021	672,764	—	1,125,050	—	370,683	—	208,993	2,377,490
	2020	576,476	—	1,280,013	—	970,082	—	169,521	2,996,092

	2019	381,309	100,000	600,008	—	—	—	161,226	1,242,543

Patricio Cuesta President, Commercial	2021	516,033	—	500,050	—	201,276	—	73,844	1,291,203
	2020	303,195	—	400,002	—	395,803	—	125,931	1,224,931

Karen M. Sheehan EVP, CLO & Secretary	2021	421,831	—	500,050	—	166,335	—	80,659	1,168,875
	2020	424,071	—	830,013	—	480,000	—	53,208	1,787,292

	2019	400,557	—	370,013	—	—	—	52,198	822,768

Hector Lezama President – Commercial Business Expansion(6)	2021	396,851	—	450,065	—	159,860	—	107,626	1,114,402

Joe Alkire(6) Former EVP – Finance	2021	139,869	34,280	1,000,013	—	—	—	—	1,174,162

(1)	Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Code and contributions to the Company’s Flexible Benefits Plan.

(2)

The amount reported in this column for Mr. Fernandez for 2021 represents a sign-on bonus that was payable as soon as practicable following April 6, 2021 pursuant to his letter agreement. The amount reported in this column for Mr. Alkire for 2021 represents the portion of his $100,000 sign-on bonus he was permitted to retain following his termination of employment.

(3)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The awards included in this column for 2021 include: (a) annual restricted stock unit awards granted to each then-serving NEO in March 2021, (b) restricted stock units granted to Mr. Alkire in connection with the commencement of his employment in August 2021, and (c) PSP awards granted to each then-serving NEO in March 2021 with vesting subject to performance conditions, which are reported based on probable achievement of the underlying performance conditions at the time of grant. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2021, the grant date fair value for each participating NEO’s PSP award would be as follows: Mr. Fernandez: $3,375,073; Ms. Harris: $1,265,687; Mr. Cuesta: $562,575; Ms. Sheehan: $562,575; and Mr. Lezama: $506,370. The assumptions used in the valuations may be found in Note 2 of the Company’s 2021 Annual Report on Form 10-K.

(4)	For 2021, the amounts reported in the column represent actual payouts under the Company’s AIP relating to 2021 performance.

(5)

For 2021, the “All Other Compensation” column includes amounts related to executive perquisites provided by the Company, which may include executive physical, financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”). The following table details each of the applicable amounts included in the 2021 Summary Compensation Table under the heading “All Other Compensation”.

Messrs. Fernandez, Lezama and Cuesta received benefits in connection with their relocation to Orlando, Florida in accordance with the Company’s mobility policy. Ms. Harris received relocation benefits in order to relocate back to North Carolina in accordance with the Company’s mobility policy. Mr. Fernandez’s relocation benefits consisted of immigration and taxation services. Mr. Lezama received $15,264 for home closing costs, $42,130 for household goods and vehicle shipments, $3,461 for transportation related costs, and $20,829 for tax related reimbursements. Ms. Harris received $50,000 in home sale assistance and $21,124 for related tax reimbursements. These benefits were valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, the NEO. The relocation benefits paid to Messrs. Fernandez, Lezama and Cuesta and Ms. Harris are subject to 100% repayment if the executive officer separates from the Company within one-year and 50% repayment if the executive officer separates from the Company within two years.

Item	Miguel Fernandez	Cassandra (Sandra) E. Harris	Patricio Cuesta	Karen M. Sheehan	Hector Lezama	Joe Alkire

Financial / Tax Services	3,500	—	1,580	825	1,420	—

Relocation Benefits	14,117	50,000	250	—	60,855	—

DC Portion of the TW Retirement Savings Plan Company Contribution	22,268	23,224	20,247	24,522	24,522	—

DC Portion of the TW Supplemental Plan Company Contributions	184,897	114,645	51,767	51,053	—	—

Executive Physical	—	—	—	4,259	—	—

Tax Reimbursements	—	21,124	—	—	20,829	—

All Other Compensation	$224,782	$208,993	$73,844	$80,659	$107,626	—

(6)

Mr. Lezama was appointed to the position of President, Commercial Business Expansion on February 1, 2021. Mr. Alkire was appointed to the position of Executive Vice President, Finance effective August 2, 2021 and his employment terminated on October 29, 2021.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2021.

Name and award program	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold	Target	Maximum	Threshold #	Target #	Maximum #

Miguel Fernandez

Annual Incentive Program	n/a	n/a	570,263	1,140,525	2,281,050	—	—	—	—	—	—	—

Sales Growth-Based PSP Award	3/12/2021	3/4/2021	—	—	—	18,015	36,029	54,044	—	—	—	900,004

EPS-Based PSP Award	3/12/2021	3/4/2021	—	—	—	18,015	36,029	54,044	—	—	—	900,004

FCF-Based PSP Award	3/12/2021	3/4/2021	—	—	—	9,008	18,015	27,023	—	—	—	450,015

Restricted Stock Units	3/12/2021	3/4/2021	—	—	—	—	—	—	30,025	—	—	750,025

Cassandra (Sandra) E. Harris

Annual Incentive Program	n/a	n/a	276,250	552,500	1,105,000	—	—	—	—	—	—	—

Sales Growth-Based PSP Award	3/12/2021	3/4/2021	—	—	—	6,756	13,511	20,267	—	—	—	337,505

EPS-Based PSP Award	3/12/2021	3/4/2021	—	—	—	6,756	13,511	20,267	—	—	—	337,505

FCF-Based PSP Award	3/12/2021	3/4/2021	—	—	—	3,378	6,756	10,134	—	—	—	168,765

Restricted Stock Units	3/12/2021	3/4/2021	—	—	—	—	—	—	11,260	—	—	281,275

Patricio Cuesta

Annual Incentive Program	n/a	n/a	150,000	300,000	600,000	—	—	—	—	—	—	—

Sales Growth-Based PSP Awards	3/12/2021	3/4/2021	—	—	—	3,003	6,005	9,008	—	—	—	150,005

EPS-Based PSP Award	3/12/2021	3/4/2021	—	—	—	3,003	6,005	9,008	—	—	—	150,005

FCF-Based PSP Award	3/12/2021	3/4/2021	—	—	—	1,502	3,003	4,505	—	—	—	75,015

Restricted Stock Units	3/12/2021	3/4/2021	—	—	—	—	—	—	5,005	—	—	125,025

Karen M. Sheehan

Annual Incentive Program	n/a	n/a	123,960	247,920	495,840	—	—	—	—	—	—	—

Sales Growth-Based PSP Awards	3/12/2021	3/4/2021	—	—	—	3,003	6,005	9,008	—	—	—	150,005

EPS-Based PSP Award	3/12/2021	3/4/2021	—	—	—	3,003	6,005	9,008	—	—	—	150,005

FCF-Based PSP Award	3/12/2021	3/4/2021	—	—	—	1,502	3,003	4,505	—	—	—	75,015

Restricted Stock Units	3/12/2021	3/4/2021	—	—	—	—	—	—	5,005	—	—	125,025

Name and award program	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold	Target	Maximum	Threshold #	Target #	Maximum #

Hector Lezama

Annual Incentive Program	n/a	n/a	118,600	237,200	474,400	—	—	—	—	—	—	—

Sales Growth-Based PSP Award	3/12/2021	3/4/2021	—	—	—	2,703	5,405	8,108	—	—	—	135,017

EPS-Based PSP Award	3/12/2021	3/4/2021	—	—	—	2,703	5,405	8,108	—	—	—	135,017

FCF-Based PSP Award	3/12/2021	3/4/2021	—	—	—	1,352	2,703	4,055	—	—	—	67,521

Restricted Stock Units	3/12/2021	3/4/2021	—	—	—	—	—	—	4,504	—	—	112,510

Joe Alkire

Annual Incentive Program	n/a	n/a	40,385	80,769	161,538	—	—	—	—	—	—	—

Restricted Stock Units	8/2/2021	7/2/2021	—	—	—	—	—	—	46,971	—	—	1,000,013

(1)

For the rows associated with the Annual Incentive Program, represents the range of possible future payouts under the AIP. The AIP opportunities for Mr. Alkire were pro-rated to reflect his 2021 start date with the Company. Mr. Alkire forfeited his AIP opportunity in connection with the termination of his employment in October 2021. The AIP opportunities for Messrs. Fernandez and Lezama were pro-rated to reflect the change in their AIP target opportunities during the year. Please see the “Annual Incentive Program” section of the CD&A for further information regarding the 2021 AIP.

(2)

Represents the number of performance share units awarded under the 2021-2023 Performance Share Program, which may vest subject to either net sales growth, earnings per share (EPS) or free cash flow (FCF) goals over the 2021-2023 performance period, as described under the heading “Performance Share Program” above. Each NEO’s award was granted under 2019 Incentive Plan.

(3)

Represents restricted stock units awarded under the 2019 Incentive Plan. The restricted stock unit awards granted in 2021 to NEOs other than Mr. Alkire will vest in equal installments of the first, second and third anniversaries of the grant date. Mr. Alkire’s restricted stock unit award was scheduled to vest 72.5% on the one-year anniversary of the grant date and 27.5% on the two-year anniversary of the grant date. Mr. Alkire forfeited this restricted stock unit award in connection with the termination of his employment in October 2021.

(4)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on the probable achievement level of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021

The following table provides information regarding outstanding equity awards held by each of the NEOs other than Mr. Alkire as of December 25, 2021, with stock awards valued based on the closing Company stock price on the last trading day of the fiscal year of $15.22 per share. As of December 25, 2021, Mr. Alkire did not hold any outstanding equity awards with respect to the Company.

	Option Awards				Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Miguel Fernandez	—	—	—	—	200,000	(1)	3,044,000	—		—

	—	—	—	—	—		—	397,059	(2)	6,043,238

	—	—	—	—	283,688	(3)	4,317,731	—		—

	—	—	—	—	—		—	718,086	(2)	10,929,269

	—	—	—	—	30,025	(4)	456,981	—		—

	—	—	—	—	—		—	36,029	(5)	548,361

	—	—	—	—	—		—	36,029	(5)	548,361

	—	—	—	—	—		—	18,015	(5)	274,188

Cassandra (Sandra) E. Harris	—	—	—	—	17,442	(6)	265,467	—		—

	—	—	—	—	—		—	25,913	(2)	394,396

	—	—	—	—	—		—	68,645	(2)	1,044,777

	—	—	—	—	27,119	(7)	412,751	—		—

	—	—	—	—	201,613	(8)	3,068,550	—		—

	—	—	—	—	11,260	(4)	171,377	—		—

	—	—	—	—	—		—	13,511	(5)	205,637

	—	—	—	—	—		—	13,511	(5)	205,637

	—	—	—	—	—		—	6,756	(5)	102,826

Patricio Cuesta	—	—	—	—	138,409	(9)	2,106,585	—		—

	—	—	—	—	5,005	(4)	76,176	—		—

	—	—	—	—	—		—	6,005	(5)	91,396

	—	—	—	—	—		—	6,005	(5)	91,396

	—	—	—	—	—		—	3,003	(5)	45,706

Karen M. Sheehan	2,377	—	66.56	11/30/2024	—		—	—		—

	4,911	—	55.55	11/12/2025	—		—	—		—

	12,653	—	58.90	11/17/2026	—		—	—		—

	21,470	—	58.21	11/01/2027	—		—	—		—

	21,332	—	37.16	10/31/2028	—		—	—		—

	—	—	—	—	—		—	21,594	(2)	328,661

	—	—	—	—	—		—	57,204	(2)	870,645

	—	—	—	—	22,600	(7)	343,972	—		—

	—	—	—	—	72,581	(8)	1,104,683	—		—

	—	—	—	—	5,005	(4)	76,176	—		—

	—	—	—	—	—		—	6,005	(5)	91,396

	—	—	—	—	—		—	6,005	(5)	91,396

	—	—	—	—	—		—	3,003	(5)	45,706

Hector Lezama	—	—	—	—	86,506	(9)	1,316,621	—		—

	—	—	—	—	4,504	(4)	68,551	—		—

	—	—	—	—	—		—	5,405	(5)	82,264

	—	—	—	—	—		—	5,405	(5)	82,264

	—	—	—	—	—		—	2,703	(5)	41,140
(1)

Performance share units will vest upon the later of April 6, 2023 and the thirtieth consecutive trading day, occurring on or prior to April 6, 2025, on which the closing price of Company common stock exceeds $4.00. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

(2)	Performance share units pursuant to the 2020-2022 Performance Share Program; value illustrated at 150% of target achievement, the maximum vesting level under the program.

(3)	These restricted stock units will vest in three equal annual installments beginning April 6, 2021.

(4)	These restricted stock units will vest in three equal annual installments beginning March 12, 2022.

(5)	Performance share units pursuant to the 2021-2023 Performance Share Program; value illustrated at the target achievement vesting level under the program.

(6)	These restricted stock units will vest on April 1, 2022.

(7)	These restricted stock units will vest in three equal annual installments beginning February 18, 2021.

(8)

Performance share units vest on May 19, 2023, conditioned upon the Company common stock achieving a market price above $3.00 per share for thirty consecutive trading days during the vesting period. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

(9)	These restricted stock units vest on April 29, 2023.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table sets forth stock option exercises and stock awards that vested for the NEOs during the year ended December 25, 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Miguel Fernandez	—	—	141,844	3,744,682

Cassandra (Sandra) E. Harris	—	—	13,559	427,786

Patricio Cuesta	—	—	—	—

Karen M. Sheehan	—	—	12,421	383,198

Hector Lezama	—	—	—	—

PENSION BENEFITS

The Company does not maintain any qualified or non-qualified defined benefit plans in which the NEOs participate.

2021 NON-QUALIFIED DEFERRED COMPENSATION

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $125,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above whose annual rate of base pay on June 30, 2005 exceeded $125,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2021 equals the 2.0473% average 2021 rate of return on 30-year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2021 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 25, 2021.

Name	Plan Name	Executive Contributions in FY 2021 ($)	Registrant Contributions in FY 2021 ($)(1)	Aggregate Earnings in FY 2021 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2021 ($)	Aggregate Balance at December 31, 2021 ($)(3)

Miguel Fernandez	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	184,897	2,584	—	205,427

Cassandra (Sandra) E. Harris	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	114,645	2,086	—	153,883

Patricio Cuesta	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	51,767	522	—	54,746

Karen M. Sheehan	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	51,053	2,013	—	126,300

Hector Lezama	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	—	—	—	—

Joe Alkire	Tupperware Brands Corporation Supplemental Plan (DC portion)	—	—	—	—	—
(1)	All Registrant (Company) contributions are included in the 2021 Summary Compensation Table.

(2)	In 2021, the interest rate earned under the Supplemental Plan TBCGP was 2.0473%.

(3)

Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2020 and 2019: Mr. Fernandez – $17,934; Ms. Harris – $36,943; Mr. Cuesta – $2,458; and Ms. Sheehan – $25,083.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Payments

The Executive Severance Plan is applicable to all officers, as defined under Section 16 of the Exchange Act and the Exchange Act rules, all executive vice presidents, and all senior vice presidents (the “Eligible Officers”). The following are the key terms of the Executive Severance Plan:

•	Eligibility: In order to be eligible to receive severance payments pursuant to the Executive Severance Plan, the Eligible Officer must have been terminated without cause.

•	Level of Cash Severance: For the Chief Executive Officer, 2x base salary, and for all other Eligible Officers, 1x base salary, paid in the form of salary continuance (and not in a lump sum).

•

Pro-Rated Bonus: Eligible to receive a pro-rated annual bonus for any completed or partial bonus plan year worked up to date of termination, based on the actual achievement of performance metrics, with the bonus to be paid at the normal payment date or dates.

•

Waiver and Release: Amounts payable under the Executive Severance Plan are subject to the Eligible Officer’s execution and non-revocation of a release of claims in favor of the Company and its affiliates.

Change-in-Control Payments

Each continuing NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a relocation, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 35 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to an NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any outstanding AIP at target level, as well as an amount equal to a multiple of the sum of the NEO’s annual base salary plus target AIP for the year of termination.

The Company adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) long-term special performance-based equity awards (with a market condition) would be immediately and fully vested, subject to satisfaction of applicable stock price hurdles prior to participant’s termination; (iii) all outstanding stock options would be immediately vested and exercisable; and (iv) restrictions upon all outstanding restricted stock or restricted stock unit awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 25, 2021 for each NEO other than Mr. Alkire. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $15.22. In connection with his termination of employment, Mr. Alkire repaid the after-tax portion of his sign-on bonus and retained the remainder (i.e., $34,280). Mr. Alkire did not receive any additional benefits in connection with leaving his employment with the Company.

2021 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Involuntary Termination Not for Cause ($)	Termination for Cause or Voluntary Resignation (excluding Retirement) ($)	Termination Upon Change in Control ($)(6)
Miguel Fernandez	AIP(1)	765,210	765,210	—	765,210	—	1,140,538
	Performance Share Program and Performance Share Units(2)	8,529,882	8,529,882	—	—	—	11,044,317
	Unvested Stock Option and Restricted Stock Unit Awards(3)	4,774,712	4,774,712	—	—	—	4,774,712
	Value of Benefits(4)	—	—	—	—	—	141,620
	Cash Severance(5)	—	—	—	1,850,000	—	5,163,845
	Total Payments	14,069,804	14,069,804	—	2,615,210	—	22,265,032

Cassandra (Sandra) E. Harris	AIP(1)	370,683	370,683	—	370,683	—	552,500
	Performance Share Program and Performance Share Units(2)	3,668,187	3,668,187	—	—	—	3,882,302
	Unvested Stock Option and Restricted Stock Unit Awards(3)	849,596	584,128	—	—	—	849,596
	Value of Benefits(4)	—	—	—	—	—	123,296
	Cash Severance(5)	—	—	—	650,000	—	2,405,000
	Total Payments	4,888,466	4,622,998	—	1,020,683	—	7,812,694

Patricio Cuesta	AIP(1)	201,276	201,276	—	201,276	—	300,000
	Performance Share Program and Performance Share Units(2)	76,176	76,176	—	—	—	76,176
	Unvested Stock Option and Restricted Stock Unit Awards(3)	2,182,761	2,182,761	—	—	—	2,182,761
	Value of Benefits(4)	—	—	—	—	—	117,656
	Cash Severance(5)	—	—	—	500,000	—	1,600,000
	Total Payments	2,460,213	2,460,213	—	701,276	—	4,276,593

Karen M. Sheehan	AIP(1)	166,335	166,335	—	166,335	—	247,920
	Performance Share Program and Performance Share Units(2)	1,536,215	1,536,215	—	—	—	1,848,113
	Unvested Stock Option and Restricted Stock Unit Awards(3)	592,119	592,119	—	—	—	592,119
	Value of Benefits(4)	—	—	—	—	—	72,684
	Cash Severance(5)	—	—	—	413,200	—	1,322,240
	Total Payments	2,294,669	2,294,669	—	579,535	—	4,083,076

Hector Lezama	AIP(1)	159,860	159,860	—	159,860	—	236,603
	Performance Share Program and Performance Share Units(2)	68,566	68,566	—	—	—	68,566
	Unvested Stock Option and Restricted Stock Unit Awards(3)	1,385,172	1,385,172	—	—	—	1,385,172
	Value of Benefits(4)	—	—	—	—	—	114,296
	Cash Severance(5)	—	—	—	400,000	—	1,273,206
	Total Payments	1,613,598	1,613,598	—	559,860	—	3,077,843

(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2021 in the event of death, disability, and involuntary termination without cause, and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2019-2021, 2020-2022 and 2021-2023 Performance Share Programs and one-time performance share unit awards granted in 2020, calculated at (i) forecasted achievement for awards with performance conditions not yet achieved as of December 25, 2021 and (ii) actual achievement for awards with performance conditions achieved as of December 25, 2021, plus dividends declared during the performance period through the end of 2021. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2021 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock and restricted stock unit awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested. In the event of termination upon disability: (i) stock options would continue vesting for three years, with the exception of stock options granted on or after January 1, 2020, which would continue vesting in accordance with the original vesting schedule; and (ii) restricted stock and restricted stock units would be forfeited, with the exception of restricted stock units granted on or after January 1, 2020, which would continue vesting in accordance with the original vesting schedule. In the event of termination upon retirement: (i) stock options would continue vesting in accordance with the original vesting schedule between one and six years, with continued exercisability between two and six years (but not to exceed the life of the option), if age and service criteria are met, with the exception of stock options granted on or after January 1, 2020, which would continue vesting for one year or per the original vesting schedule, with continued exercisability between one and three years (but not to exceed the life of the option), if age and service criteria are met; and (ii) restricted stock and restricted stock units would vest pro-rata based on the number of full months worked during the restricted period, provided the NEO was at least age 55 with 10 or more years of service and had given due notice as determined by the Compensation Committee. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock and restricted stock units would be forfeited. In the event of termination for cause, or voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested.

(4)

For NEOs, other than the CEO, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of two years of healthcare insurance and life insurance premiums. For the CEO, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of thirty months of healthcare insurance and life insurance premiums.

(5)

For a termination without cause scenario, represents the amount payable pursuant to the terms of the Executive Severance Plan. Under the Executive Severance Plan, the CEO is entitled to an amount equal to 2x base salary and all other continuing NEOs are entitled to an amount equal to 1x base salary. Under the NEOs’ change-in-control agreements, represents an amount equal to 2.5x the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Mr. Fernandez and 2x the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Mses. Harris and Sheehan and Messrs. Lezama and Cuesta. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event an NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation.

(6)

The value of incentives payable as of December 25, 2021 under a change-in-control without termination of employment (and without a successor substituting awards with equivalent awards) for the NEOs under equity programs would have been $13,304,593, $4,517,783, $2,258,937, $2,128,334, and $1,453,738, for Mr. Fernandez, Ms. Harris, Mr. Cuesta, Ms. Sheehan and Mr. Lezama, respectively. Under the terms of the change-in-control agreements, if the payments and benefits to an NEO under his or her respective agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the change-in-control agreements.

2021 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Company’s 2021 CEO to median employee pay ratio is estimated to be 170:1, up from 159:1 for 2020. SEC executive compensation disclosure rules allow for the identification of the median employee every three years unless there has been a change in its employee population or employee compensation arrangements that the registrant reasonably believes would result in a significant change in the pay ratio disclosure. No significant change has occurred in 2021 from 2020 regarding the median employees and, accordingly, we are using the same median employee as identified with respect to the 2020 CEO to Median Employee Pay Ratio disclosure. The Company identified its median employee for 2020 by collecting the full employee population’s 2020 salary, wages, bonus and incentive payroll data as of November 4, 2020, as compiled from the Company’s payroll records.

The following table reflects the CEO and median employee summary compensation table amounts used to calculate the ratio:

Summary Compensation Table	CEO	Median Employee
Total Compensation	$5,433,669	$32,032
Ratio	170 : 1

The Company believes this ratio is appropriate for the Company, as it reflects the Company’s global reach with lower cost of employment related to international manufacturing facilities. As a global organization, approximately 93% of the Company’s employees are outside the United States. In addition, the analysis method used by the Company includes sales employees employed by the Company’s beauty business in Mexico, who are compensated predominantly through commission.

2021 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2021. Mr. Fernandez was not separately compensated for his service as a director. Please see the “2021 Summary Compensation Table” for the compensation received by Mr. Fernandez in his capacity as an employee of the Company. Mr. Goudis, a director who is an executive officer but not an NEO, was also not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock(1) ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Susan M. Cameron	131,000	100,000	173,808	—	155	404,963
Kriss Cloninger III(3)	90,000	25,000	—	—	53	115,053
Meg Crofton	133,000	—	173,808	—	155	306,963
Deborah G. Ellinger(4)	75,000	—	147,808	—	3,655	226,463
James H. Fordyce(4)	3,000	75,000	147,808	—	155	225,963
Pamela J. Harbour(4)	25,000	—	65,000	—	102	90,102
Aedhmar Hynes(3)	115,000	—	—	—	53	115,053
Timothy Minges(4)	—	75,000	147,808	—	155	222,963
Christopher D. O’Leary	145,000	—	173,808	—	155	318,963
Richard T. Riley	95,000	50,000	173,808	—	155	318,963
Mauro Schnaidman(3)	115,000	—	—	—	53	115,053
M. Anne Szostak	114,500	—	173,808	—	3,655	291,963

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. Ms. Harbour received a pro-rated equity award in connection with her appointment to the Board in November 2021. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($24.02 or, with respect to Ms. Harbour, $23.46). In connection with the Board’s approval of a new annual equity grant service cycle from annual meeting to annual meeting (May-to-May), as described below under “Director Compensation Philosophy, Design and Stock Ownership”, the Board approved a one-time true-up payment of equity with a fair market value, on the grant date, of $43,808 for each of the non-employee directors except for Messrs. Fordyce and Minges and Ms. Ellinger, and a one-time true-up payment of equity with a fair market value, on the grant date, of $17,808 for each of Messrs. Fordyce and Minges and Ms. Ellinger.

(2)

Consists of a match on charitable contributions made in 2021 as part of the Company’s matching gift program in the amount of $3,500 for each of Mses. Ellinger and Szostak. Directors received product samples with an at cost value of $90 per director, except to those who retired in 2021.

(3)

Mr. Cloninger, Ms. Hynes and Mr. Schnaidman retired from the Board at the 2021 annual meeting. In accordance with the Company’s non-employee director compensation program, they each received a cash payment of $65,000 in lieu of restricted stock unit awards.

(4)	Ms. Ellinger and Messrs. Fordyce and Minges were appointed to the Board effective March 15, 2021. Ms. Harbour was appointed to the Board effective November 1, 2021.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2021 fiscal year-end is set forth below.

Director	Stock Options	Restricted Stock	Restricted Stock Units
Susan M. Cameron	—	—	7,236
Kriss Cloninger III	—	—	—
Meg Crofton	—	—	48,812
Deborah G. Ellinger	—	—	6,154
James H. Fordyce	—	—	6,154
Pamela J. Harbour	—	—	2,771
Aedhmar Hynes	—	—	—
Timothy Minges	—	—	6,154
Christopher D. O’Leary	—	—	7,236
Richard T. Riley	—	—	7,236
Mauro Schnaidman	—	—	—
M. Anne Szostak	—	1500	7,236

Director Compensation Philosophy, Design and Stock Ownership

Each May, up to and including May 2021, the Nominating Committee, working in conjunction with management and Meridian (the Board’s external compensation consultant), reviewed the Company’s non-employee director compensation program value and designed and approved a plan for the coming year. This review compared the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating Committee used the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”. Beginning in May 2021, director compensation became the responsibility of the Compensation Committee, following the same philosophy and methodology.

The Company’s director compensation is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $230,000. The retainer fee is awarded 56.5% in restricted stock units ($130,000), on an annual basis, and 43.5% in cash ($100,000), paid in equal $25,000 increments on a quarterly basis. The cash payment may be paid instead in stock, at the director’s election. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date in accordance with Section 409A of the Code. Beginning in 2021, the Board approved a new annual equity grant service cycle from annual meeting to annual meeting (May-to-May). As a result, any director retiring or resigning before the next annual meeting shall receive, in replacement of a forfeited annual equity grant, a pro-rata cash amount of the portion of the year served as a director in terms of scheduled in-person meetings. Any new director joining the Board after the annual meeting shall receive, in lieu of the equity award granted at the time of the annual meeting, an equity award equal to a pro-rata amount (in terms of scheduled in-person meetings) of the award that which would otherwise have been issued to the director for the entire year of service. In connection with the Board’s approval of a new annual equity grant service cycle from annual meeting to annual meeting (May-to-May), the Board approved a one-time true-up payment of equity with a fair market value, on the grant date, of $43,808 for each of the non-employee directors except for Messrs. Fordyce and Minges and Ms. Ellinger, and a one-time true-up payment of equity with a fair market value, on the grant date, of $17,808 for each of Messrs. Fordyce and Minges and Ms. Ellinger.

In addition to the annual retainer, the Audit Committee chairperson receives an additional fee of $25,000 per year (an increase of $5,000 over the previous additional fee, as approved by the Compensation Committee in May 2021), the Compensation Committee chairperson receives an additional retainer fee of $20,000 per year, and the Nominating Committee chairperson receives an additional retainer fee of $15,000 per year. In addition, Ms. Cameron, as Non-Executive Chair, receives an additional retainer fee of $110,000 per year. In the absence of an independent Non-Executive Chair, the Company’s director compensation policies also provide for payment of an additional retainer of $25,000 per year to a designated lead or presiding independent director (in addition to any retainer he or she may also receive for being the chair of a committee). Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended will be made (other than telephonic meetings of the Audit Committee to review the financial statements prior to the Company’s release of earnings and committee meetings attended by a director as a guest and not as a member, for which directors would not be paid incrementally).

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors may also receive compensation in the form of Company merchandise.

The Company’s non-employee directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of the cash portion of their annual retainer. Stock ownership is subject to a holding requirement of at least 50% of the after-tax value of future received shares, net of the amount of any strike price, for any non-employee director not at their required ownership level, until such ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for non-employee directors to reach their holding requirement when newly elected or when fluctuations in the stock price cause the value of their holdings to be below the required level. Provided a non-employee director is complying with such holding requirement, he or she will not be considered to be out of compliance if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 25, 2021, all continuing directors were in compliance with the Company’s stock ownership requirements. In addition, non-employee directors may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits non-employee directors and employees from trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding Named Executive Officer compensation. In accordance with the preference expressed by shareholders in the 2019 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program that makes a substantial amount of the executives’ overall compensation dependent upon Company performance. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2021, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by approximately 98% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022, which appointment is proposed for ratification at the 2022 annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2021.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2021 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the 2022 annual meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees (inclusive of out-of-pocket expenses) related to the 2021 and 2020 fiscal years payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Type of Fee	2021 ($)	2020 ($)
Audit Fees	5,908,468	4,048,000
Audit-Related Fees (1)	81,000	—
Tax Fees (2)	1,386,154	2,289,611
All Other Fees (3)	79,700	12,000
Total	7,455,322	6,349,611

(1)	Audit-related fees primarily include services for assistance with statutory financial statement reporting.

(2)

Tax fees include services for tax compliance services, including the preparation of tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings.

(3)	All other fees were for software license renewal, compliance certificates, and packaging verification.

Approval of Services

The Audit Committee approves the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2021 the Audit Committee pre-approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT

COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the 2022 annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for election as a director or submit a proposal to be raised from the floor during the Company’s 2023 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company at the principal office of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no earlier than January 6, 2023 and no later than February 5, 2023, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2023 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November  22, 2022.

Expenses and Methods of Solicitation

This solicitation of proxies is made by and on behalf of the Board. The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $10,000, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Karen M. Sheehan

Executive Vice President,

Chief Legal Officer and Secretary

Dated: March 22, 2022

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or

Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

QR CODE

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 & 3.

1.	Election of Directors:

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01. Susan M. Cameron	☐	☐	☐	07.	Pamela J. Harbour	☐	☐	☐

02. Meg Crofton	☐	☐	☐	08.	Timothy Minges	☐	☐	☐

Please fold here – Do not separate
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
03. Deborah G. Ellinger	☐	☐	☐	09.	Christopher D. O’Leary	☐	☐	☐

04. Miguel Fernandez	☐	☐	☐	10.	Richard T. Riley	☐	☐	☐

05. James H. Fordyce	☐	☐	☐	11.	M. Anne Szostak	☐	☐	☐

06. Richard Goudis	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐ For	☐ Against	☐ Abstain

3.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 6, 2022

11:00 a.m. ET

To register for the virtual meeting along with voting your shares, please follow the instructions below:

●

Visit www.proxydocs.com/tup on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please ensure your browser is compatible.

●	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card

●

After registering, you will receive a confirmation e-mail, and an e-mail approximately 1 hour prior to the start of the meeting, to the e-mail address you provided during registration with a unique link to the virtual meeting.

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, FL 32837 USA	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2022.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Karen M. Sheehan and Cassandra E. Harris, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tup Use the Internet to vote your proxy. Scan code on front for mobile voting.	1-866-883-3382 Use a touch-tone telephone to vote your proxy.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 5, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.